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                                                               Exhibit (a)(5)(a)

FOR IMMEDIATE RELEASE                                               JULY 5, 2005

                          CELESTICA TO REPURCHASE LYONS

TORONTO, Canada - Celestica Inc. (NYSE, TSX: CLS), a world leader in electronics manufacturing services (EMS), today announced that holders of its Liquid Yield Option(TM) Notes due 2020 (Zero Coupon-Subordinated) (the "LYONs") have the right to surrender their LYONs for purchase as of July 5, 2005. Each holder of the LYONs has the right to require Celestica to purchase on August 2, 2005 all or any part of such holder's LYONs at a price equal to US$572.82 per US$1000 principal amount at maturity. Under the terms of the LYONs, Celestica has the option to settle its repurchase obligation in cash, subordinate voting shares, or a combination of cash and subordinate voting shares, and has elected to pay for the LYONs solely with cash. If all outstanding LYONs are surrendered for purchase, the aggregate cash purchase price will be approximately US$352 million.

In order to surrender LYONs for purchase, a purchase notice must be delivered to JPMorgan Chase Bank, the trustee for the LYONs, on or before 5:00 p.m. EDT, on or before August 2, 2005. Questions and requests for assistance in connection with the process for the surrender of LYONs may be directed to JPMorgan Chase Bank, N.A., at (800) 275-2048. Holders of LYONs complying with the transmittal procedures of the Depository Trust Company need not submit a physical purchase notice to JPMorgan Chase Bank. Holders may withdraw any LYONs surrendered for purchase in response to this offer at any time prior to 5:00 p.m., EDT, on August 2, 2005.

Celestica will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission on July 5, 2005. Celestica will make available to LYONs holders, through the Depository Trust Company, documents specifying the terms, conditions and procedures for surrendering and withdrawing LYONs for purchase. LYONs holders are encouraged to read these documents carefully before making any decision with respect to the surrender of LYONs, because these documents contain important information regarding the details of Celestica's obligation to purchase the LYONs.

The LYONs are convertible under certain circumstances into 5.6748 shares of Celestica subordinate voting shares per US$1,000 principal amount at maturity of LYONs, subject to adjustment under certain circumstances.

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ABOUT CELESTICA
---------------

Celestica is a world leader in the delivery of innovative electronics manufacturing services (EMS). Celestica operates a highly sophisticated global manufacturing network with operations in Asia, Europe and the Americas, providing a broad range of integrated services and solutions to leading OEMs (original equipment manufacturers). Celestica's expertise in quality, technology and supply chain management, and leadership in the global deployment of Lean principles, enables the company to provide competitive advantage to its customers by improving time-to-market, scalability and manufacturing efficiency.

For further information on Celestica, visit its website at www.celestica.com.

The company's security filings can also be accessed at www.sedar.com and www.sec.gov.
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CELESTICA SAFE HARBOUR AND FAIR DISCLOSURE STATEMENT
----------------------------------------------------
THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS RELATED TO OUR FUTURE GROWTH, TRENDS IN OUR INDUSTRY AND OUR FINANCIAL AND OPERATIONAL RESULTS AND PERFORMANCE THAT ARE BASED ON CURRENT EXPECTATIONS, FORECASTS AND ASSUMPTIONS INVOLVING RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL OUTCOMES AND RESULTS TO DIFFER MATERIALLY. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO: THE CHALLENGES OF EFFECTIVELY MANAGING OUR OPERATIONS DURING UNCERTAIN ECONOMIC CONDITIONS; THE CHALLENGE OF RESPONDING TO LOWER-THAN-EXPECTED CUSTOMER DEMAND; THE EFFECTS OF PRICE COMPETITION AND OTHER BUSINESS AND COMPETITIVE FACTORS GENERALLY AFFECTING THE EMS INDUSTRY; OUR DEPENDENCE ON THE INFORMATION TECHNOLOGY AND COMMUNICATIONS INDUSTRIES; OUR DEPENDENCE ON A LIMITED NUMBER OF CUSTOMERS AND ON INDUSTRIES AFFECTED BY RAPID TECHNOLOGICAL CHANGE; COMPONENT CONSTRAINTS; VARIABILITY OF OPERATING RESULTS AMONG PERIODS; AND THE ABILITY TO MANAGE OUR RESTRUCTURING AND THE SHIFT OF PRODUCTION TO LOWER COST GEOGRAPHIES. THESE AND OTHER RISKS AND UNCERTAINTIES AND FACTORS ARE DISCUSSED IN THE COMPANY'S VARIOUS PUBLIC FILINGS AT WWW.SEDAR.COM AND HTTP://WWW.SEC.GOV, INCLUDING OUR ANNUAL REPORT ON FORM 20-F AND SUBSEQUENT REPORTS ON FORM 6-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

WE DISCLAIM ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

AS OF ITS DATE, THIS PRESS RELEASE CONTAINS ALL MATERIAL INFORMATION ASSOCIATED WITH THIS EVENT.

*Trademark of Merrill Lynch & Co., Inc.

CELESTICA CONTACTS
------------------

Laurie Flanagan                            Paul Carpino
VP, Global Communications                  VP, Investor Relations
(416) 448-2200                             (416) 448-2211
media@celestica.com                        clsir@celestica.com
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